Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Fourth Quarter 2010 Results
Net Income Attributable to HCA Holdings, Inc. Increases 30.8 Percent
Nashville, Tenn., February 3, 2011 — HCA Holdings, Inc. today announced financial and operating results for the year and fourth quarter ended December 31, 2010.
Key fourth quarter metrics (all percentage changes compare 4Q 2010 to 4Q 2009 unless noted):
•	Revenues increased 1.7 percent to $7.736 billion — cash revenues increased 3.6 percent to $7.161 billion

•	Net income attributable to HCA Holdings, Inc. totaled $283 million, an increase of 30.8 percent

•	Adjusted EBITDA increased 7.8 percent to $1.447 billion, a 100 basis point improvement in margin to 18.7 percent

•	Cash revenue per equivalent admission increased 1.3 percent

•	Cash flows from operations increased $102 million to $534 million

•	Same facility equivalent admissions increased 2.3 percent while same facility admissions increased 0.4 percent

•	Surgeries on a same facility basis declined 0.3 percent
Fourth quarter of 2010 results reflect improvements in operational efficiencies and increases in volumes. Same facility equivalent admissions increased 2.3 percent in the fourth quarter of 2010 compared to the prior year, reflecting both inpatient and outpatient volumes. Same facility admissions increased 0.4 percent, primarily due to an improvement in the rate of decline in deliveries during the quarter. Same facility emergency room visits increased 3.5 percent in the fourth quarter of 2010 compared to an increase of 9.1 percent in the fourth quarter of 2009. The 2009 period was positively impacted by H1N1 flu volumes.
Revenues in the fourth quarter increased 1.7 percent to $7.736 billion, compared to $7.605 billion in the fourth quarter of 2009. Cash revenues totaled $7.161 billion compared to $6.912 billion, an increase of 3.6 percent, compared to the prior year’s fourth quarter. Cash revenues is a non-GAAP measure and reflects the Company’s reported revenues less the provision for doubtful accounts (bad debts). Revenue growth was driven by increased volume, revenue per equivalent admission and patient acuity, which increased 1.1 percent in the quarter compared to the prior year. Net income attributable to HCA Holdings, Inc. totaled $283 million compared to $216 million in the fourth quarter of 2009. Adjusted EBITDA increased 7.8 percent in the quarter to $1.447 billion compared to $1.343 billion in the prior year. Adjusted EBITDA is a non-GAAP measure. Tables providing supplemental information on adjusted EBITDA and cash revenues and reconciling net income attributable to HCA Holdings, Inc. to adjusted EBITDA, and reported revenues to cash revenues, are included in this release. Results in the fourth quarter of 2010 include impairments of long-lived assets of $4 million and gains on sales of facilities of $6 million, compared to impairments of long-lived assets of $27 million and losses on sales of facilities of $7 million in the fourth quarter of 2009.
“We had very solid operating results last year, despite a challenging economy,” said Richard M. Bracken, Chairman of the Board and Chief Executive Officer of HCA. “We are pleased that our diversified portfolio of assets and services, combined with improvements in operating efficiencies and our continued focus on clinical quality and patient services, resulted in a very favorable performance.”
The Company’s provision for doubtful accounts declined to $575 million, or 7.4 percent of revenues, in the fourth quarter of 2010, compared to $693 million, or 9.1 percent of revenues, in the same period of 2009. This decline is primarily due to a $463 million increase in charity care and uninsured discounts in the fourth quarter of 2010. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 26.2 percent for the fourth quarter of 2010, compared to 24.1 percent for the fourth quarter of 2009. Same facility uninsured admissions increased 8.9 percent in the fourth quarter compared to the prior year and comprised 7.0 percent of total admissions compared to 6.5 percent in the fourth quarter of 2009.
During the fourth quarter of 2010, salaries and benefits, supplies and other operating expenses totaled $5.786 billion, or 74.8 percent of revenues (80.8 percent of cash revenues), compared to $5.633 billion, or 74.0 percent of revenues (81.5 percent of cash revenues), in the fourth quarter of 2009.
Year Ended December 31, 2010
Revenues for the year ended December 31, 2010 totaled $30.683 billion compared to $30.052 billion for 2009. Net income attributable to HCA Holdings, Inc. was $1.207 billion for 2010, an increase of 14.5 percent, compared to $1.054 billion in 2009. Adjusted EBITDA totaled $5.868 billion in 2010 compared to $5.472 billion in 2009. Results for 2010 include impairments of long-lived assets of $123 million and gains on sales of facilities of $4 million compared to impairments of long-lived assets of $43 million and losses on sales of facilities of $15 million for 2009.

As of December 31, 2010, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $411 million, total debt of $28.225 billion, and total assets of $23.852 billion. As of December 31, 2010, HCA Holdings, Inc. had $1.314 billion of liquidity available under its senior secured revolving credit facilities and its leverage ratio, as measured by the ratio of long-term debt to adjusted EBITDA, was 4.81x.
During the fourth quarter of 2010, capital expenditures totaled $465 million, excluding acquisitions, and for the year totaled $1.325 billion. Net cash provided by operating activities in the quarter totaled $534 million compared to $432 million in the prior year’s fourth quarter. For the year net cash provided by operating activities totaled $3.085 billion compared to $2.747 billion for 2009.
As of December 31, 2010, HCA operated 164 hospitals and 106 freestanding surgery centers (including eight hospitals and nine free standing surgery centers operated through equity method joint ventures).
Hospital Acquisitions
During the quarter, St. David’s Healthcare System, a partnership between HCA and the St. David’s Foundation, acquired The Heart Hospital of Austin located in Austin, TX. On December 31, 2010, Methodist Healthcare System, a partnership between HCA and the Methodist Healthcare Ministries, acquired TexSan Heart Hospital in San Antonio, TX.
Distribution to Stockholders
During the fourth quarter of 2010, a $2 billion distribution was paid to the Company’s stockholders and holders of vested stock options. The distribution was funded using proceeds from HCA Holdings, Inc.’s issuance of $1.525 billion aggregate principal amount of 7 3/4 percent senior unsecured notes and funds available under the Company’s senior secured revolving credit facilities.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.talkpoint.com/viewer/starthere.asp?Pres=134138 or through the Company’s Investor Relations web page at www.hcahealthcare.com.
Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s fourth quarter and year-end financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization, (2) the impact of the substantial indebtedness incurred to finance the recapitalization and distributions to stockholders and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment of federal health care reform, the possible enactment of additional federal or state health care reform and possible changes to health care reform and other federal, state or local laws or regulations affecting the health care industry, (4) increases, particularly during periods of economic slowdown, in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.
Condensed Consolidated Income Statements
Fourth Quarter
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$7,736	100.0%	$7,605	100.0%

Salaries and benefits	3,202	41.4	3,078	40.5
Supplies	1,276	16.5	1,241	16.3
Other operating expenses	1,308	16.9	1,314	17.2
Provision for doubtful accounts	575	7.4	693	9.1
Equity in earnings of affiliates	(72)	(0.9)	(64)	(0.8)
Depreciation and amortization	359	4.6	358	4.7
Interest expense	526	6.8	500	6.6
Losses (gains) on sales of facilities	(6)	(0.1)	7	0.1
Impairments of long-lived assets	4	0.1	27	0.4

	7,172	92.7	7,154	94.1

Income before income taxes	564	7.3	451	5.9

Provision for income taxes	170	2.2	147	1.9

Net income	394	5.1	304	4.0

Net income attributable to noncontrolling interests	111	1.4	88	1.2

Net income attributable to HCA Holdings, Inc.	$283	3.7	$216	2.8

HCA Holdings, Inc.
Condensed Consolidated Income Statements
For the Years Ended December 31, 2010 and 2009
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$30,683	100.0%	$30,052	100.0%

Salaries and benefits	12,484	40.7	11,958	39.8
Supplies	4,961	16.2	4,868	16.2
Other operating expenses	5,004	16.3	4,724	15.7
Provision for doubtful accounts	2,648	8.6	3,276	10.9
Equity in earnings of affiliates	(282)	(0.9)	(246)	(0.8)
Depreciation and amortization	1,421	4.6	1,425	4.8
Interest expense	2,097	6.8	1,987	6.6
Losses (gains) on sales of facilities	(4)	—	15	—
Impairments of long-lived assets	123	0.4	43	0.1

	28,452	92.7	28,050	93.3

Income before income taxes	2,231	7.3	2,002	6.7

Provision for income taxes	658	2.2	627	2.1

Net income	1,573	5.1	1,375	4.6

Net income attributable to noncontrolling interests	366	1.2	321	1.1

Net income attributable to HCA Holdings, Inc.	$1,207	3.9	$1,054	3.5

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2010	2009	2010	2009
Revenues	$7,736	$7,605	$30,683	$30,052

Net income attributable to HCA Holdings, Inc.	$283	$216	$1,207	$1,054
Losses (gains) on sales of facilities (net of tax)	(3)	4	(2)	9
Impairments of long-lived assets (net of tax)	2	24	77	34

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets (a)	282	244	1,282	1,097
Depreciation and amortization	359	358	1,421	1,425
Interest expense	526	500	2,097	1,987
Provision for income taxes	169	153	702	642
Net income attributable to noncontrolling interests	111	88	366	321

Adjusted EBITDA (a)	$1,447	$1,343	$5,868	$5,472

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and impairments of long-lived assets and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
Fourth Quarter
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP %of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$7,736		100.0%	$7,605		100.0%
Provision for doubtful accounts	575			693

Cash revenues (a)	7,161	100.0%		6,912	100.0%

Salaries and benefits	3,202	44.7	41.4	3,078	44.5	40.5
Supplies	1,276	17.8	16.5	1,241	17.9	16.3
Other operating expenses	1,308	18.3	16.9	1,314	19.1	17.2

% changes from prior year:
Revenues	1.7%
Cash revenues	3.6
Revenue per equivalent admission	-0.5
Cash revenue per equivalent admission	1.3

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. During the fourth quarter of 2010, uninsured discounts increased $390 million and the provision for doubtful accounts declined $118 million, compared to the fourth quarter of 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
For the Years Ended December 31, 2010 and 2009
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$30,683		100.0%	$30,052		100.0%
Provision for doubtful accounts	2,648			3,276

Cash revenues (a)	28,035	100.0%		26,776	100.0%

Salaries and benefits	12,484	44.5	40.7	11,958	44.7	39.8
Supplies	4,961	17.7	16.2	4,868	18.2	16.2
Other operating expenses	5,004	17.9	16.3	4,724	17.6	15.7

% changes from prior year:
Revenues	2.1%
Cash revenues	4.7
Revenue per equivalent admission	0.9
Cash revenue per equivalent admission	3.5

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. During 2010, uninsured discounts increased $1.706 billion and the provision for doubtful accounts declined $628 million, compared to 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	September 30,	December 31,
	2010	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$411	$377	$312
Accounts receivable, net	3,832	3,636	3,692
Inventories	897	815	802
Deferred income taxes	931	1,045	1,192
Other	848	678	579

Total current assets	6,919	6,551	6,577

Property and equipment, at cost	25,641	25,226	24,669
Accumulated depreciation	(14,289)	(14,090)	(13,242)

	11,352	11,136	11,427

Investments of insurance subsidiary	642	665	1,166
Investments in and advances to affiliates	869	857	853
Goodwill	2,693	2,610	2,577
Deferred loan costs	374	371	418
Other	1,003	1,063	1,113

	$23,852	$23,253	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,537	$1,254	$1,460
Accrued salaries	895	1,007	849
Other accrued expenses	1,245	1,373	1,158
Long-term debt due within one year	592	696	846

Total current liabilities	4,269	4,330	4,313

Long-term debt	27,633	25,383	24,824
Professional liability risks	995	1,027	1,057
Income taxes and other liabilities	1,608	1,611	1,768

Total liabilities	34,505	32,351	31,962

Equity securities with contingent redemption rights	141	144	147

EQUITY (DEFICIT)
HCA Holdings, Inc. stockholders’ deficit	(11,926)	(10,259)	(8,986)
Noncontrolling interests	1,132	1,017	1,008

Total deficit	(10,794)	(9,242)	(7,978)

	$23,852	$23,253	$24,131

HCA Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(Dollars in millions)

	2010	2009
Cash flows from operating activities:
Net income	$1,573	$1,375
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(2,847)	(3,091)
Provision for doubtful accounts	2,648	3,276
Depreciation and amortization	1,421	1,425
Income taxes	27	(520)
Losses (gains) on sales of facilities	(4)	15
Impairments of long-lived assets	123	43
Amortization of deferred loan costs	81	80
Share-based compensation	32	40
Pay-in-kind interest	—	58
Other	31	46

Net cash provided by operating activities	3,085	2,747

Cash flows from investing activities:
Purchase of property and equipment	(1,325)	(1,317)
Acquisition of hospitals and health care entities	(233)	(61)
Disposal of hospitals and health care entities	37	41
Change in investments	472	303
Other	10	(1)

Net cash used in investing activities	(1,039)	(1,035)

Cash flows from financing activities:
Issuances of long-term debt	2,912	2,979
Net change in revolving credit facilities	1,889	(1,335)
Repayment of long-term debt	(2,268)	(3,103)
Distributions to noncontrolling interests	(342)	(330)
Contributions from noncontrolling interests	57	—
Payment of debt issuance costs	(50)	(70)
Distributions to stockholders	(4,257)	—
Income tax benefits	114	—
Other	(2)	(6)

Net cash used in financing activities	(1,947)	(1,865)

Change in cash and cash equivalents	99	(153)
Cash and cash equivalents at beginning of period	312	465

Cash and cash equivalents at end of period	$411	$312

Interest payments	$1,994	$1,751
Income tax payments, net	$517	$1,147

HCA Holdings, Inc.
Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2010	2009	2010	2009
Consolidating Hospitals:

Number of Hospitals	156	155	156	155
Weighted Average Licensed Beds	38,680	38,843	38,655	38,825
Licensed Beds at End of Period	38,827	38,839	38,827	38,839

Reported:
Admissions	386,500	385,300	1,554,400	1,556,500
% Change	0.3%		-0.1%
Equivalent Admissions	617,300	603,800	2,468,400	2,439,000
% Change	2.2%		1.2%
Revenue per Equivalent Admission	$12,532	$12,595	$12,430	$12,321
% Change	-0.5%		0.9%
Inpatient Revenue per Admission	$12,216	$12,368	$12,079	$11,809
% Change	-1.2%		2.3%

Patient Days	1,854,200	1,863,500	7,490,900	7,537,100
Equivalent Patient Days	2,961,500	2,920,200	11,895,600	11,810,700

Inpatient Surgery Cases	121,200	122,200	487,100	494,500
% Change	-0.8%		-1.5%
Outpatient Surgery Cases	200,200	200,900	783,600	794,600
% Change	-0.4%		-1.4%

Emergency Room Visits	1,445,800	1,394,600	5,706,200	5,593,500
% Change	3.7%		2.0%

Outpatient Revenues as a Percentage of Patient Revenues	37.9%	36.3%	37.7%	37.8%

Average Length of Stay	4.8	4.8	4.8	4.8

Occupancy	52.1%	52.1%	53.1%	53.2%
Equivalent Occupancy	83.3%	81.6%	84.3%	83.4%

Same Facility:
Admissions	383,000	381,400	1,543,300	1,541,900
% Change	0.4%		0.1%
Equivalent Admissions	610,900	597,300	2,449,200	2,414,500
% Change	2.3%		1.4%
Revenue per Equivalent Admission	$12,493	$12,596	$12,397	$12,317
% Change	-0.8%		0.6%
Inpatient Revenue per Admission	$12,232	$12,402	$12,094	$11,839
% Change	-1.4%		2.2%

Inpatient Surgery Cases	120,100	120,900	483,500	490,600
% Change	-0.6%		-1.4%
Outpatient Surgery Cases	197,800	198,000	774,200	783,300
% Change	-0.1%		-1.2%

Emergency Room Visits	1,429,400	1,381,100	5,653,900	5,536,200
% Change	3.5%		2.1%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	156	155	156	155
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	164	163	164	163